EXHIBIT 3.4


                                                                 FILED
                                                          96 JUL 23 PM 12: 47

                                                         SECRETARY OF STATE
                                                         TALLAHASSEE, FLORIDA

                             ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                           OCUREST LABORATORIES, INC.



1. The name of the corporation is Ocurest Laboratories, Inc.


2. ARTICLE V of the Articles of Incorporation of the corporation is hereby amended to read as follows:


         SECTION 1: The corporation is authorized to issue twenty five million (25,000,000) shares of Common Stock, $.008 par value, which shall be designated "Common Shares" and five million (5,000,000) shares of Preferred Stock, $.001 par value, which shall be designated "Preferred Shares." The Preferred Shares shall be designated and issued in such series and upon such terms and conditions as the Board of Directors may from time to time see fit. Such terms and conditions shall include, but not be limited to, the entitlement of the holders of the:
         Preferred Shares to (a) cumulative, non-cumulative or partially cumulative dividends, (b) the preference over any other class or classes of shares as to the payment of dividends, (c) the preference in the assets of the corporation over any other class or classes of shares upon the voluntary or involuntary liquidation of the corporation, (d) the convertibility, if any, into shares of any other class or into shares of any series of the same or any other class, and (e) voting rights, if any.


         SECTION 2: The shares of the corporation's Common Stock shall be combined so that each outstanding share immediately prior to the filing of these Articles of Amendment as well as each such share which may be issued upon exercise of warrants or options or conversion of debt instruments outstanding immediately prior to such filing shall be changed to one half (1/2) of a share of the corporation's Common Stock having a par value of $.008 per share.


3. The foregoing amendments were approved by the shareholders pursuant to written consent effective on July 15, 1996 given in accordance with the provisions of Section 607.0704 of the Florida Business Corporation Act. The number of shares consenting to

                                       1
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   the amendments was sufficient for approval. One voting group was entitled to vote on the amendments.

        IN WITNESS WHEREOF, the undersigned President has executed these Articles of Amendment on the 15th day of July, 1996.

                              /s/ EDMUND G. VIMOND, JR.
                              -------------------------------
                              Edmund G. Vimond, Jr., President